THE VERMONT TEDDY BEAR CO., INC.

AMENDED

1996 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

(as amended January 22, 1998)

The purposes of the 1996 Non-employee Directors' Stock Option Plan (the "Plan") are to further align the non-employee directors' interests with those of the shareholders, to provide an additional inducement for such directors to remain with the Company, and to provide a means by which the Company may attract qualified persons to serve as directors of the Company.

SECTION 1

ADMINISTRATION

The Plan shall be administered by a committee (the "Committee") to consist of not less than two of the Company's directors who are not eligible to participate in the Plan. A majority of the Committee shall constitute a quorum at every meeting and the acts of the majority of the members at any meeting at which a quorum is present, or acts approved in writing by all the members of the Committee, shall be the acts of the Committee. The Committee shall interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall be deemed to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. All questions of interpretation and application of the Plan, or as to stock options granted under the Plan, shall be subject to the determination of the Committee, which shall be final and binding.

Notwithstanding the above, the selection of the Directors to whom stock options are to be granted, the timing of such grants, the number of shares subject to the stock option, the exercise price of any stock option, the periods during which any stock option may be exercised and the term of any stock option shall be as hereinafter provided and the Committee shall have no discretion as to such matters.

SECTION 2

SHARES AVAILABLE UNDER THE PLAN

The aggregate number of shares which may be issued and as to which grants of stock options may be made under the plan is 400,000 shares of the Company's Common Stock, par value $.05 per share, (the "Common Stock"), but this number of shares may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, any stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be re-offered under the Plan.

SECTION 3

ELIGIBLE PARTICIPANTS

Each person who is a member of the Company's Board of Directors and who is not, at the time of grant, an employee of the Company or any of its subsidiaries or receives cash remuneration under a consulting contract (a "Participant") shall automatically be an eligible participant under the Plan.

SECTION 4

GRANT OF STOCK OPTIONS

a. Annual Retainer. On the third day following the day of the Company's Annual Meeting of Stockholders, each Participant shall automatically and without further action by the Board or the Committee be granted a "non-qualified stock option" (i.e., a stock option which does not qualify under Sections 422 or 423 of the Internal Revenue Code of 1986, as amended (the "Code")) to purchase 2,000 shares of common stock, subject to adjustment as set forth in Section 6. If the number of shares then remaining available for the grant of stock options under the Plan is not sufficient for each Participant to be granted an option for 2,000 shares (or the number of adjusted or substituted shares pursuant to Section 6), then each such Participant shall be granted an option for a number of whole shares equal to the number of shares then remaining available divided by the number of such Participants, disregarding any fractions of a share.

b. Regular and Special Meetings of the Board of Directors. On the third business day following the day of each regular quarterly meeting of the Board of Directors at which a Participant is present in person or by telephone, such Participant shall automatically and without further action by the Board or the Committee be granted a "non-qualified stock option" to purchase 1,500 shares of Common Stock, subject to adjustment as set forth in Section 6. Additionally, on the third business day following the day of each regular quarterly meeting of the Board of Directors the Chairman of the Company's Board of Directors (the "Chairman") shall automatically and without further action by the Board or the Committee be granted an additional "non-qualified stock option" to purchase 2,000 shares of Common Stock, subject to adjustment as set forth in Section 6. If the number of shares then remaining available for the grant of stock options under the Plan is not sufficient for each Participant to be granted an option for 1,500 shares and the Chairman to be granted an option for 2,000 shares (or the number of adjusted or substituted shares pursuant to Section 6) then each such Participant and the Chairman shall be granted an option for a number of whole shares equal to the number of shares then remaining available divided by the number of such Participants plus the Chairman, disregarding any fractions of a share. In the event of special meetings, no additional options will be granted to Participants under this plan.

c. Committee Meetings. In the event that any Participant serves on a committee project, then, upon approval by a majority of the other members of the full Board of Directors, such Participant shall be granted a "non-qualified stock option" to purchase a number of shares of Common Stock determined by a majority of the other members of the full Board of Directors at the time of grant.

d. Special Assignments. In the event that any Participant shall be engaged by the Company or the Board of Directors in a consulting or similar capacity to provide services above and beyond the duties of the Participant as a Board or Committee member, then, upon approval by a majority of the other members of the full Board of Directors, such Participant shall be granted a "non-qualified stock option" as of the "date of completion" of the service to purchase the number of shares equal to the "value of the service" provided by such Participant divided by the fair market value per share of the Common Stock as of the "date of completion." For purposes of this section, the "date of completion" shall be the date on which the service is completed, as determined by a majority of the other members of the full Board, and the "value of the service" shall be the cash value of such services as determined by a majority of the other members of the full Board.

SECTION 5

TERMS AND CONDITIONS OF STOCK OPTIONS

Stock options granted under the Plan shall be subject to the following terms and conditions:

a. Exercise Price. The purchase price at which each stock option may be exercised (the "Exercise Price") shall be equal to the fair market value per share of the Common Stock on the date of grant. The fair market value of the Common Stock shall be the price per share of the Common Stock for the last reported sale on such date on the National Association of Securities Dealers Automated Quotation system or any successor system then in use ("NASDAQ").

b. Payment of Exercise Price. The Exercise Price for each stock option shall be paid in full upon exercise and shall be payable in cash in United States dollars (including check, bank draft or money order). No shares of Common Stock will be issued by the Company upon exercise of the stock option until the company has received payment of the Exercise Price in full. The date of exercise of a stock option shall be the date on which the Company has received payment of the option price in full and, as of the date of exercise, the person exercising the stock option shall be considered, for all purposes, to be the owner of the shares with respect to which the stock option has been exercised.

c. Option Period. The option period will begin on the date that the option is granted. Each stock option shall be exercisable for ten years from the date of grant and not thereafter. A stock option to the extent exercisable at any time may be exercised in whole or in part.

d. Termination of Board Membership. If a grantee ceases to be a director of the corporation for any reason, any outstanding stock options held by the grantee shall be exercisable according to the following provisions:

(i) if a grantee ceases to be a director of the corporation for any reason other than removal for cause or death, any outstanding stock option held by such grantee shall be exercisable by the grantee at any time prior to the expiration date of such stock option;

(ii) if a grantee is removed from office for cause, any outstanding stock option held by the grantee which is not exercisable by the grantee immediately prior to resignation or removal shall terminate as of the date of resignation or removal, and any outstanding stock option held by the grantee which is exercisable by the grantee immediately prior to the removal shall be exercisable by the grantee at any time prior to the expiration date of such stock option or within one month after the date of resignation or removal of the grantee, whichever is the shorter period; and

(iii) following the death of a grantee, any outstanding stock option held by the grantee at the time of death (whether or not exercisable by the grantee immediately prior to death) shall be exercisable by the person entitled to do so under the will of the grantee, or, if the grantee shall fail to make testamentary disposition of the stock option or shall die intestate, by the legal representative of the grantee at any time prior to the expiration of such stock option.

e. Option Agreement. All stock options shall be confirmed by an agreement, or an amendment thereto, which shall be executed on behalf of the Company by the President or the Chief Financial Officer and by the grantee.

Subject to the foregoing provisions of this Section 5 and of the other provisions of the Plan, any stock option granted under the Plan shall be subject to such restrictions and other terms and conditions, if any, and shall be determined in its discretion, by the Committee and set forth in the agreement referred to in Section 5(e) or an amendment thereto.

SECTION 6

ADJUSTMENT AND SUBSTITUTION OF SHARES

If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock set forth in Section 4, the number of shares of the Common Stock then subject to any outstanding stock options or the number of shares of the Common Stock which may be issued under the Plan, but are not then subject to outstanding stock options on the date fixed for determining the stockholders entitled to receive such stock dividend or distribution shall be adjusted by adding thereto the numbers of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on such date.

If the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock set forth in Section 4, for each share of the Common Stock subject to any then outstanding stock option and for each share of the Common Stock which may be issued under the Plan, but which has not been subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

In case of any adjustment or substitution as provided for in the first two paragraphs of this Section 6, the aggregate option price for all shares subject to each then outstanding stock option prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction) to which such shares shall have been adjusted or shall have been substituted for such shares. Any new option price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

If the outstanding shares of the Common Stock shall be changed in value by reason of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or extraordinary distribution to holders of the Common Stock, the Committee shall make any adjustments to any outstanding stock option which it determines are equitably required to prevent dilution or enlargements of the rights of grantees which would otherwise result from any such transaction.

No adjustment or substitution provided for in this Section 6 shall require the Company to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

Except as provided in this Section 6, a grantee shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock with any class, any subdivision or consolidation of any shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

SECTION 7

EFFECT OF THE PLAN ON THE RIGHTS OF

THE COMPANY AND STOCKHOLDERS

Nothing in the Plan, in any stock option granted under the Plan, or any stock option agreement shall confer any right to any person to continue as a director of the Company or interfere in any way with the rights of the stockholders of the Company or the Board of Directors to elect and remove directors.

SECTION 8

AMENDMENT AND TERMINATION

The Plan may be amended or terminated by the Board without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to Participants in the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

SECTION 9

EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon approval by the affirmative vote of the holders of a majority of the common stock present in person or by proxy and entitled to vote at a duly called and convened meeting of such holders. If such approval is obtained at the 1996 Annual Meeting of Stockholders, the Plan shall be effective on the date of such meeting.